Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FORTUNE SMALL BUSINESS MAGAZINE RANKS CREDO AMONG
AMERICA’S 100 FASTEST-GROWING SMALL COMPANIES
FOR THE THIRD CONSECUTIVE YEAR
CREDO Ranked 39th in 2005 and 47th in Both 2004 and 2003

DENVER, COLORADO, June 23, 2005 – CREDO Petroleum Corporation (NASDAQ: CRED) today reported that, for the third consecutive year, FORTUNE Small Business magazine (“FSB”) has ranked the company as one of America’s 100 fastest growing small companies. In 2005, CREDO ranked 39th and for both 2004 and 2003, CREDO ranked 47th. The list appears in the July-August issue of FSB.

The rankings are based on three-year annual growth rates for earnings, revenue and stock performance. According to FSB, CREDO’s three-year annual growth rates are 56% for total return to shareholders, 36% for earnings and 27% for revenues. CREDO is the only oil and gas company that has made the FSB 100 list in each of the past three years.

In addition to this recognition by FSB, CREDO has also been recognized by Forbes Magazine and John S. Herold, Inc. for outstanding performance. In both 2001 and 2004, Forbes Magazine selected CREDO as one of its “200 Best Small Companies”. In each of the last three years, John S. Herold, Inc. has recognized CREDO as one of the 15 most profitable oil and gas companies in the world on a per unit of production basis.

James T. Huffman, President, said, “Each of these organizations uses a different methodology to evaluate the performance of public companies. We are particularly pleased because this recognition covers a variety of performance metrics and spans a five-year period.”

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Contact:	David W. Vreeman
Vice President & CFO
303-297-2200
Website:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Small-Cap Issues” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.